CONSENTS  OF  EXPERTS  AND  COUNSEL


CFO  Advantage,  Inc.
6330  McLeod  Drive,  Suite  7
Las  Vegas,  NV  89120

INDEPENDENT  AUDITORS'  REPORT
Board  of  Directors

Para  Mas  Internet  Inc.  (The  Company)
1337  S.  Gilbert  Road,  Suite  104
Mesa,  Arizona  85204


September  16,  2004

To  Whom  It  May  Concern:

CFO Advantage, Inc., consents to the inclusion of our report of June 9, 2004 on the Financial Statements of Para Mas Internet Inc., as of December 31, 2003; our report of June 9, 2004 on the Financial Statements of Amerigroup, Inc., as of December 31, 2003; and, our report of January 22, 2004 on the Financial Statements of Amerigroup, Inc., as of December 31, 2002 and 2001 on the SB-2 being filed with the U.S. Securities and Exchange Commission.

Very  Truly  yours,

/s/  CFO  Advantage,  Inc.
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CFO  Advantage,  Inc.